Exhibit 99.1

Final Transcript

i2 TECHNOLOGIES INC: 4th Quarter 2007 Earnings Release

February 7, 2008/9:00 a.m. CST

SPEAKERS

Tom Ward – Director, Investor Relations

Jack Wilson – Chairman of the i2 Board of Directors Strategic Review Committee

Mike Berry – Chief Financial Officer

Pallab Chatterjee – Interim CEO.

ANALYSTS

James Friedman – Susquehanna

Pat Walravens – JMP Securities

Brian Denyeau – Oppenheimer & Company

Philip Pennell – Turnberry Capital Management

Richard Mansouri – The DCM Funds

Trish Grady – Balyasny

James Basch – Dialectic Capital

Gregg Speicher – Moss Creek

Jeffrey Meyers – Cobia Capital

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Fourth Quarter and Fiscal Year 2007 Earnings Release. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Tom Ward. Please go ahead, sir.

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T. Ward	Thank you, Gloria. I’d like to welcome everyone to our conference call this morning. We released our fourth quarter and fiscal year 2007 results today. The release crossed the wire at 6:51 a.m. eastern time. We also issued a press release this morning regarding the progress update of the strategic review committee. That release crossed the wire at 6:50 a.m. eastern time.

Joining me today are Jack Wilson, Chairman of the i2 Board of Directors Strategic Review Committee; Mike Berry, i2’s Chief Financial Officer; and Pallab Chatterjee, i2’s Interim CEO. Jack will provide an update on the strategic review committee’s process, and then Mike and Pallab will deliver some prepared remarks regarding our fourth quarter and fiscal year 2007 results. Mike and Pallab will then take questions afterwards. Those of you wishing to access the Webcast of today’s conference call may do so by going to www.i2.com/investor and clicking on the Webcast link in the center of the page.

I would like to remind you that the comments we’ll make today are subject to the SEC’s Safe Harbor provisions. During our commentary and during the question and answer session, we will make estimates and forward-looking statements that are the current beliefs and opinions of certain members of i2 management. These statements are indicated by such terms as “plans to,” “preliminary,” “goal,” “will,” “believes,” “targeting,” “expect,” “anticipate,” “intend,” and “likely.” They may include statements regarding the objectives and timing of the strategic review committee’s actions and the Company’s ability to enhance stockholder value. They may also include statements regarding future revenues or expenses, earnings, operations and cash flows, as well as statements regarding demand for the Company’s solutions and services, and the Company’s ability to achieve its targets, goals, and initiatives.

We can give no assurance regarding the achievement of these forward-looking statements, as they are only estimates and the actual outcomes may be significantly different. Additionally, we expect that some of these forward-looking statements will change in the normal course of our business, and the Company expressly disclaims any current intention to update forward-looking statements that we may make on today’s call. Please refer to the forward-looking statements portion of the MD&A section and the Risk Factor section of our most recent 10-Q and 10-K filings and the section titled i2 Cautionary Language in the press releases

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attached to the Form 8-K filed with the SEC today, which are available on our Web site.

During the call we may make reference to certain non-GAAP financial measures. We have posted the appropriate reconciliations of our non-GAAP to GAAP financial measures on the Investor Relations page of our Web site.

I would now like to turn the call over to Jack Wilson, an independent member of i2’s Board of Directors and Chairman of the Strategic Review Committee. Jack?

J. Wilson	Thank you, Tom. Good morning, everyone and thank you for joining us today. As Tom mentioned, I’m with you today to provide a brief update on the progress of the strategic review committee. As the i2 Board of Directors announced in November of last year, a strategic review committee, consisting of myself and two other independent board members, was formed to consider and evaluate various available strategic options to enhance stockholder value. We announced that the strategic options to be considered included changes to the Company’s operations, actions, or transactions intended to enhance the value or utilization of the Company’s existing assets, including the Company’s intellectual property and net operating loss carry forwards, joint ventures or strategic partnerships, selective acquisitions, dispositions, or other extraordinary transactions.

We engaged outside advisors and experts and evaluated many facets of the Company. Among those items evaluated were the Company’s intellectual property portfolio, the net operating loss carry forward utilization under different scenarios, the Company’s operating plans and alternative business models. Our review process has generated credible interest in a variety of the strategic options I mentioned. As a result, the other members of the strategic review committee and I have recommended, and the board has agreed, that our review process be extended in order to ensure a thorough consideration of all strategic options. We have, and will continue to work, as expeditiously as possible to provide our final recommendations to the board and conclude our process. At the appropriate time, the board will communicate its conclusions.

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The other members of the strategic review committee and I are pleased with our progress to date and gratified by the value identified throughout our process thus far. Our process to date affirms our belief in the strategic review process as a means of maximizing the Company’s value for stockholders, customers, and i2 employees. With that, I would now like to hand it over to Mike.

M. Berry	Great. Thank you very much, Jack. We really appreciate you joining our call this morning, and good morning, everyone. At this point, Pallab and I will now go through the fourth quarter and fiscal year 2007 financial results, and I will provide a high-level outlook for the first quarter of 2008.

With that said, let’s move on to the fourth quarter financial results. Different from prior quarters, and in the interest of time, I will not use a presentation during my comments. However, you will find a presentation of our supplemental financial results for the fourth quarter and full year of 2007 on the Presentations page of the Investor Relations section of our Web site. Okay, let’s get started. First, let’s go over some of the financial highlights of the quarter.

Total bookings in the fourth quarter were $81.8 million, which includes $21.9 million of Software Solutions bookings. The $81.8 million represents the contracted value of new deals signed during the fourth quarter across all of our revenue categories and was higher than our expectations due to better-than-expected bookings across all of our bookings categories. The $21.9 million of Software Solutions bookings includes approximately $11 million related to subscription/recurring agreements, of which approximately $5 million is from a multi-year renewal of one of our supply chain leader agreements. We are pleased that, in addition to the long-term renewal for broad access to our intellectual property, this customer also committed for a significant amount of services as well. Pallab will provide more detail on our customer wins in the fourth quarter during his prepared comments.

While revenue and diluted earnings per share were below our expectations for the fourth quarter, bookings and cash flow from operations exceeded our expectations. Revenue was lower than we expected, primarily due to services revenue, and I will provide more detail on our services revenue

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during my discussion of the income statement in a few minutes. Total revenue for the fourth quarter was $63.3 million.

Our GAAP net income applicable to common stockholders was $5 million, or $0.19 per share on a diluted basis. Our fourth quarter 2007 non-GAAP net income applicable to common stockholders, which is GAAP net income applicable to common stockholders, excluding $1.9 million in stock option expense, was $7 million, or $0.26 per share on a diluted basis.

Cash generated from operating activities for the fourth quarter was $8.4 million. This was higher than our internal expectation and brought our full year cash flow from operations to $16.4 million, which compares to $14.8 million in 2006.

Finally, we ended 2007 with total cash of $129.4 million, including $8.5 million of restricted cash. Our net working capital, a key liquidity measure, continued its improving trend and was $63.6 million at the end of 2007, up from approximately $17 million at the end of 2006. Okay, let’s move on and go through the income statement in detail.

My comments today will include the year-over-year changes in our income statement, as we normally do. Additionally, due to the contract revenue recorded in the prior year period and the restructuring we implemented in the third quarter of 2007, we believe it is also important to highlight sequential changes from the third quarter of 2007 for certain items, as those trends are more relevant to our current operations. As I mentioned previously, total revenue for the fourth quarter of 2007 was $63.3 million, which was $16.3 million, or 21%, lower than total revenue in the fourth quarter of 2006.

Before I get into the detailed components of revenue, I would like to remind you that the fourth quarter of 2006 total revenue amount of $79.6 million included $5.2 million in revenue recognized from the platform technology bookings from the second quarter of 2006 and $4 million in contract revenue. On a sequential basis, total revenue dropped $3.2 million, or 5%, from the third quarter of 2007. Now let’s discuss the specific revenue categories.

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Software solutions revenue was $12.4 million in the fourth quarter of 2007 versus $23.4 million in the fourth quarter of 2006. The components of the $12.4 million of Software Solutions revenue are as follows: one million dollars in Software Solutions revenue recognized from current quarter bookings, $5.9 million in revenue recognized from prior period bookings, and $5.4 million recognized from subscription and recurring transactions, virtually all of which is recognized from prior period bookings as well.

The drop in the fourth quarter of 2006 is in two main areas. Approximately half of the year-over-year decrease in Software Solutions revenue is due to the recognition in the fourth quarter of 2006 of $5.2 million in platform technology bookings, which I mentioned earlier. The remainder of this decrease is due primarily to a lower amount of revenue recognized from current quarter bookings in the fourth quarter of 2007 versus the fourth quarter of 2006. In the fourth quarter of 2006 we recorded approximately $4 million in revenue from current quarter bookings compared to only one million dollars in the fourth quarter of 2007. On a sequential basis, Software Solutions revenue increased $1.8 million, or 17%, from the third quarter to the fourth quarter of 2007, mainly due to an increase in revenue from prior period bookings. Now let’s talk about Services revenue.

Services revenue was $29.1 million in the fourth quarter of 2007, down $400,000, or 1%, from the fourth quarter of 2006. Compared to the third quarter of 2007, Services revenue decreased $4.3 million, or 13%. Services revenue in the fourth quarter of 2007 was clearly below our expectations, so let’s discuss the main reason for the shortfall.

First, while our Services bookings in the fourth quarter of 2007 exceeded our expectations, the timing of the bookings during the quarter was much different than we had expected. We originally expected more of the bookings to have been recorded earlier in the fourth quarter, and therefore, some of the related work and milestones would have been completed during the quarter. However, a significant amount of the Services bookings were received in the latter part of the quarter, and we were not able to start the project soon enough to generate any significant revenue during the fourth quarter. As a result, our Services revenue recognized

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from current quarter bookings was much lower than we had expected. Additionally, for some Services engagements that are milestone-based, we were not able to recognize revenue for these engagements due to either missed project milestones or slower payments. While we are disappointed with our Services revenue performance in the fourth quarter, we did record a 15% growth in Services revenue for the full year of 2007 compared to 2006.

In addition to the revenue growth we recorded in our Services business for the full year of 2007, we are pleased with the growth in our Services profitability. For the full year of 2007 the year-over-year incremental revenue growth in our Services business came through at approximately 40% gross margin contribution. For the full year of 2007 our standalone Services gross margin measured on a GAAP basis was approximately 21%. This is an increase of approximately 300 basis points from an 18% gross margin for the full year of 2006, due mainly to increased utilization and a higher mix of time and materials projects.

Maintenance revenue finished at $21.9 million for the fourth quarter of 2007, down $900,000, or 4%, from the fourth quarter of 2006, and down $700,000, or 3%, on a sequential basis. As we have seen in previous quarters during 2007, the majority of this decrease in maintenance revenue compared to the fourth quarter of 2006 continues to be from a drop in revenue from our existing customers as opposed to a net loss in customers. Okay, let’s move on to discuss total costs and expenses.

Before we go through these details of fourth quarter expenses, I do want to provide some additional information on the impact on our total costs and expenses as a result of the rupee appreciation. Similar to other companies with significant presence in India, we have experienced margin compression in 2007 as a result of the rupee appreciation. While our rupee-denominated expenses increased only modestly in 2007, this translated into a double-digit increase in dollar-denominated expenses for our India operations and reduced our full year operating margins by nearly 100 basis points. If we assume constant currency rates for the same periods in 2007 as we experienced in 2006, the incremental cost of the rupee appreciation was approximately $0.03 in diluted earnings per share for the fourth quarter and approximately $0.09 in diluted earnings per

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share for the full year of 2007. With that said, let’s move on to the details of our fourth quarter expenses.

Total costs and expenses in the fourth quarter of 2007 were $54.5 million, $10.6 million, or 16%, lower than the fourth quarter of 2006. Compared to the third quarter of 2007, total costs and expenses were down $4.3 million, or 7%, primarily due to the $3.9 million of restructuring charges included in the third quarter of 2007. Total cost of revenues for the fourth quarter of 2007, which includes the cost of Software Solutions and the cost of Services and Maintenance, was $28.9 million, approximately $200,000, or 1%, higher than the fourth quarter of 2006. While our total cost of revenue was relatively flat year-over-year, cost of Software Solutions decreased $1.9 million, primarily due to the mix of projects recognized during the fourth quarter of 2007. The cost of Services and Maintenance increased $2 million due mainly to the increased cost of resources in our Services organization.

Our next expense category is our sales and marketing expense. Sales and marketing expense decreased $2.9 million, or 24%, in the fourth quarter of 2007 compared to the prior year period. This significant reduction was due mainly to the reorganization plan we implemented at the beginning of the third quarter of 2007. On a sequential basis, sales and marketing expense increased $1.4 million, or 17%, mainly due to higher selling costs related to the strong bookings in the fourth quarter, including higher commissions, travel, and marketing programs. Research and development expenses declined $800,000, or 9%, year-over-year in the fourth quarter.

Our general and administrative expense for the fourth quarter decreased $7 million year-over-year, or 45%, due to the following items: approximately a $5 million reduction due to the non-operating legal expenses incurred in the fourth quarter of 2006; lower D&O insurance and professional services fees in the fourth quarter of 2007 versus a comparable period last year; and a one million dollar credit in G&A from a reversal to our litigation reserve accrual, primarily as a result of the resolution during the fourth quarter of 2007 of a lawsuit filed several years ago. General and administrative expense decreased approximately $800,000 from the third quarter of 2007 to the fourth quarter, mainly due to the credit in the litigation reserve I mentioned previously.

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We had $470,000 in non-operating expense in the fourth quarter of 2007, which reflects the net amount of interest income, interest expense, bank fees, foreign exchange gains or losses, and other miscellaneous expenses.

Our income tax provision was $2.5 million for the fourth quarter, which included foreign withholding taxes, foreign income taxes, and some year-end true-ups as it relates to our company-wide tax position. As I mentioned on our conference call in November, we had expected this level of income tax expense for the fourth quarter of 2007. As a reminder, the $2.5 million tax provision in the fourth quarter of 2007 compares to a $1.1 million tax benefit we recorded in the fourth quarter of 2006. This large benefit in the fourth quarter of 2006 was due primarily to the $2.9 million reversal related to our valuation allowances against certain of our international tax loss carry forwards.

After subtracting out the preferred stock dividend and accretion of discount, net income applicable to common stockholders finished at $5 million, and diluted earnings per share applicable to common stockholders for the quarter was $0.19.

And for those of you joining us today who use non-GAAP measures to evaluate our performance, for the fourth quarter of 2007 non-GAAP diluted EPS was $0.26 per share, compared to non-GAAP diluted EPS of $0.52 per share in the fourth quarter of 2006.

I would like to remind you that we have a full reconciliation of our GAAP to non-GAAP amounts on our Web site under the Investor Relations section. The reconciliations posted are consistent with items and definitions we have discussed today, and all historical amounts have been previously disclosed in company filings.

Now let’s move on to the balance sheet. I will provide comparisons of the year-end 2007 balance sheet versus the balance sheet at the end of the third quarter of 2007. Total assets increased $1.5 million from the end of the third quarter of 2007, primarily due to an increase in cash and equivalents, including restricted cash of $8.4 million. This was partially offset by decreases in accounts receivable of $3.5 million and non-current assets of $2.1 million. The increase in cash and equivalents was due mainly to the cash generated from operations during the quarter.

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Current liabilities decreased $8.7 million, primarily due to decreases in accounts payable, accrued liabilities, and our prepaid net deferred revenue. These declines were partially offset by an increase in accrued compensation due to bonuses and higher commissions as a result of the significant bookings level in the fourth quarter. Largely as a result of these changes, we ended the fourth quarter with approximately $64 million in positive net working capital, up from $51 million in positive net working capital at September 30, 2007, and up from $17 million in positive net working capital at December 31, 2006.

At the end of the fourth quarter of 2007 total cash and equivalents, including restricted cash of $8.5 million, was $129.4 million. Our restricted cash balance increased approximately $2 million from the end of the third quarter of 2007 due to additional letters of credit required as part of our continuing assessments related to our transfer pricing in India. We ended the quarter with approximately $43 million more cash than the face value of our total debt of $86.3 million.

As I mentioned earlier, we generated cash flow from operating activities of $8.4 million in the fourth quarter of 2007. The $8.4 million in the fourth quarter of 2007 was higher than the fourth quarter of 2006, primarily due to lower cash expenses, specifically the significant amount of cash payments made in the fourth quarter of 2006 for non-operating legal expenses that did not repeat in the fourth quarter of 2007. Cash used in investing activities was $2.2 million in the fourth quarter and was primarily used for an increase in restricted cash, which I mentioned previously. Cash provided by financing activities for the fourth quarter was $200,000 due mainly to net proceeds from the common stock issuance related to employee stock options during the quarter.

For the full year of 2007, we generated positive cash flow from operations of $16.4 million. We are very pleased with the improvement we have made in our cash-generating capabilities over the last two years and will continue this focus going forward. Before I hand the call over to Pallab, I do want to go through our current outlook.

In conjunction with the continuing efforts of the strategic review committee, we are providing a high-level outlook for only the first quarter of 2008 at this time. We currently expect first quarter 2008 financial results to be reasonably comparable to the first quarter of 2007, excluding the effect of the $2.5 million in contract revenue that was recognized in the first quarter of 2007. So when we say “reasonably comparable,” this is

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compared to the operating revenue and non-GAAP earnings per share amounts from the first quarter of 2007.

With respect to operating expenses, it is important to remember the one million dollar credit to our litigation reserve that occurred in the fourth quarter of 2007, as well as the expectation for higher payroll taxes in the first quarter of a fiscal year relative to the fourth quarter. Additionally, we expect the stock option expense to be approximately $2 million in the first quarter of 2008. Finally, we expect cash flow from operations to be positive in the first quarter of 2008 compared to the first quarter of 2007 amount of negative $6.6 million. As a reminder, we paid approximately $5 million in non-operating legal expenses in the first quarter of 2007.

Okay, with that, this concludes my prepared remarks. Thank you for your attention. I will now turn the call over to Pallab.

P. Chatterjee	Thanks, Mike. I want to take a few minutes to provide you with some additional highlights from the fourth quarter, as well as give you some proof points on how we’re progressing on the three strategic priorities we set forward last quarter to become the supply chain results company.

First, we’re pleased to have ended 2007 with a very strong bookings performance, recording more than $81 million in total bookings for the fourth quarter, which is the highest quarterly bookings amount in the last three years. As Mike mentioned earlier, we signed some significant deals during the fourth quarter across all of our bookings categories, particularly with our managed services and process engineering services, as well as our retail and transportation solutions.

The new sales execution models our team put in place in the third quarter of 2007, which is centered on intense customer account focus to customer business units and solution-selling expertise through solutions business units, is already yielding strong results. The execution model, coupled with new service lines for managed services, process consulting, and performance management and supply chains, is resonating with our customers’ needs. We believe our supply chain results company strategy is aligned with what the market needs today.

We made great strides on our strategic priorities during the fourth quarter and that is best seen through some of the bookings highlights in the quarter. Some examples of where we’ve established long-term customer

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partnerships based on supply chain innovation and delivering valuable outcomes includes the renewal of one of our supply chain leader customers. This customer reinforced its long-term partnership with i2 by renewing its supply chain leader agreement for another multi-year period. Using i2 solutions, this customer has been able to solve complex business problems in areas such as inventory optimization, shipment consolidation, master data management, and supply chain recording. With this new agreement, this customer expects to leverage i2’s business content library, as well as services from our global team of resources in the i2 center for supply chain operations management to solve their supply chain challenges in the areas of inventory visibility, and sales and operations planning.

Next, while a relatively new i2 customer, one of the nation’s leading retailers committed to delivering the best retail trends at affordable prices, expanded its i2 footprint with our transportation management solutions. Using our transportation solutions, this customer looks to optimize and improve the execution of its transportation network throughout North America.

During the fourth quarter, another one of America’s leading retailers selected i2 solutions to help manage their private label manufacturing business through cycle time optimization. Our CTO, or cycle time optimization solution, can help this retailer manage their relationship with their suppliers, factories, and mills by sharing forecast information and making commitments to production capacity shortly ahead of the buying season.

We also made progress on our initiatives of solution by outcome and service excellence, as evidenced with other agreements we signed during the quarter. These include: a leading global electronics and computer systems company selected i2 to transform its supply chain and support its strategy and growth into a global retail and original design manufacturer. We expect to provide our domain expertise in a re-engineer of this customer’s end-to-end supply chain processes and solutions, specifically focusing on streamlining their sales and operations planning and executing cycle times and process efficiencies to lower operating costs.

An international hard disk manufacturer, who has already achieved significant supply chain improvements through the use of i2 solutions, selected i2 services to improve forecast management and supply positioning metrics for their strategic customers.

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A worldwide developer of technologies, products, and services that make mobile experiences possible selected i2 for the design and facilitation of sales and operations planning process for their entire corporation. We’re providing our process consulting expertise to help this customer maximize revenue, minimize costs and assets, and improve delivery and communications for their customers.

These few examples of deals signed in the fourth quarter show we’re seeing the benefits of our solutions sales approach where we utilize client business managers to establish strong, long-lasting customer relationships with a focus on outcomes. This approach has also contributed to an increase in the size of the deals we’re signing.

In the fourth quarter of 2007, we signed almost twice as many multi-million dollar agreements, including both intellectual property and services, than we did in the fourth quarter of 2006. As I have said before, it is truly a testament to the talent and commitment of all i2ers and the value they provide to our customers when those customers come back to i2 for additional services and solutions to further enhance their supply chain initiatives.

Our supply chain results company strategy, which is based on expanding our service offerings to supply chain managed services, as well as supply chain performance management, has opened new opportunities for us. Some of our long-term customers who have been relying on legacy solutions over the past few years are showing strong interest in these new offerings.

Beyond our traditional customers, we have also been seeing various opportunities in our managed services for retail channel management. Our new offerings and focused execution model are increasing our execution capability. Overall, our pipeline of opportunities looks good. We have not factored in any impact as a result of the slowing macroeconomic environment. Some of our customers have mentioned that they are reviewing their spending priorities in light of these macroeconomic environment issues. However, we have not yet seen a material change in their spending behavior. With that, I’d like to open it up for questions.

Operator?

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Moderator	And we will go to the line of James Friedman. Please go ahead.

J. Friedman	Hello, thank you for taking my question. The first one’s for Jack Wilson. Jack, I’m referring to the press release where you suggest that there’s an expression of “credible interest.” I was wondering if that pertains to all the strategic options including a potential outright sale of the Company.

M. Berry	Hello, Jamie. Good morning, it’s Mike Berry. As Tom had mentioned at the beginning, and I’m sorry, we should have maybe underlined that, Jack came on the call to update the SRC. He will not participate in the Q&A session, though. They’re going to let the press release stand for itself. He did want to review it. But I’m sorry, at this point he’s not going to take any questions.

J. Friedman	Alright, well, in that case, I will try one for you, Mike.

M. Berry	Okay. How are you today, Jamie?

J. Friedman	Good, good. Thanks, Mike. Mike, I noticed that you didn’t provide full year guidance today and in prior years we were more accustomed to that. Is that a philosophical change?

M. Berry	Well, certainly like every company, we’ve taken a look at where we are in providing outlook. But at this point things are a little bit different than the beginning of the prior years, given the continued efforts of the SRC, and now candidly, the macroeconomic trends, we just do not feel comfortable providing a full year outlook at this time. There’s just too many moving parts, so we just wanted to narrow it to the first quarter. We will certainly take a look at that as we go through Q1 and we go into our call after the first quarter.

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J. Friedman	And then, on the Services side of the organization, it seemed like you had a nice uptick in the utilization. What do you see as the right balance? What do you think the business can run at on the Services side in terms of margin contribution, and how is that related to the utilization trends?

P. Chatterjee	Let me take that. We’re pleased with the improvement of our margin through utilization. As we look across the overall resource pool of services in i2, we’re right now standing at about 50% low-cost resources, mostly out of India, and 50% onsite resources. Some of the opportunities we continue to have are not only through our utilization but through some adjustment in that percentage of lower cost versus higher cost resources. We’re looking at that as one of the ways to continue to increase our margin performance.

J. Friedman	And then the last thing and I’ll turn it over, I don’t mean to beat a dead horse with this, but I noticed that you didn’t introduce Sanjiv Sidhu on the call today and I think in prior quarters we were more accustomed to having him here. Is there anything to be inferred from that?

M. Berry	There is nothing at all to be inferred from that. Sanjiv came on on the prior calls to announce the formation of the SRC and to give an update on the CEO search. The board felt it was important to hear from one of the members of the SRC. Jack was kind enough to join, so please do not read anything into that, other than the board trying to make sure that investors hear from the folks that are knee-deep in those issues.

J. Friedman	Alright, so he’s just at the dentist today?

M. Berry	I’m not sure where Sanjiv is, but Jack was the person asked to be on the call today.

J. Friedman	Alright, thanks guys.

M. Berry	Thank you.

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Moderator	And next, we’ll go to the line of Pat Walravens. Please go ahead.

P. Walravens	Oh, thank you. So did the SRC actually update the board regarding its findings so far?

M. Berry	There was a board meeting this past week where all of the members participated. We will not give any details of that, candidly. That was a board-only meeting. So there was discussion about it, and that’s when the determination was made to extend the process, Pat.

P. Walravens	Okay, so you just answered my second question.

M. Berry	You mean I answered it before you asked it?

P. Walravens	Yes, yes, it was going to be when did the SRC enforce it. So the board only found out they were going to need more time this past week, right?

M. Berry	I think it’s fair to say that the announcement came in terms of what the board ultimately came to at the meetings. Whether there were discussions before would be inappropriate for us to guess.

P. Walravens	Some of the other questions just really don’t matter, unfortunately, so I guess I’ll ask one, which is what’s going on with the macro, in your view? What’s the selling environment like for you guys?

P. Chatterjee	Pat, our selling environment has two components. One is you see everybody worrying about what the recession fears will be there is consideration as to whether or not to start new projects and programs, and we’re starting to hear about that. Of course, the other side of that is that the strategic review committee always has certain questions in the minds of our customers and that’s part of what we are continuing to overcome to get to the kind of bookings performance we’re at.

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P. Walravens	But are you seeing customers starting to say, “Yes, we have spending freezes?” Have you had customers come to you and say, “We’ve cut our budgets?”

P. Chatterjee	Yes, I think we have customers coming and saying, “Our budgets are going to be cut.” We have not actually seen them stop the projects yet, but some of them are putting us on notice that they are going to have budget cuts and they will see what that means for us as we go forward.

P. Walravens

How do you guys go about determining what would be an acceptable premium for this business?

M. Berry	We will leave any of that discussion to the boardroom, Pat. We don’t even want to touch that one. That would be inappropriate for management to comment on that.

P. Walravens	Okay, thank you.

M. Berry	Thank you.

Moderator	And next we’ll go to the line of Brian Denyeau. Your line is open.

B. Denyeau	Great. Thanks, guys. How are you?

P. Chatterjee	Good. How are you doing?

M. Berry	Good morning, Brian.

B. Denyeau

Good morning. So, just to touch on the SRC for a second, when you initially announced the formation of it back in November, you had put a timeline of January 31 on it, and now that you’ve clearly identified

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potential opportunities, why not put a deadline on when this next stage of the review will wrap itself up by?

M. Berry	The announcement that was put out today said that they are working as quickly as possible. At this point, they did not want to commit to a timeframe. They want to make sure that they have the appropriate time to do their due diligence, do the work, and then when and if they’re ready, they will make an announcement at that point. So they did not want to put a timeline on the process.

B. Denyeau	And are you incurring any sort of meaningful G&A expense with outside counsel or anything to facilitate this process?

M. Berry	We are certainly incurring expense around outside counsel and other advisors. I wouldn’t say it has been material to date, but we have incurred some, yes.

B. Denyeau	Okay, that’s it for me. Thanks, guys.

M. Berry	Thanks, Brian.

Moderator	And next we’ll go to the line of Phillip Pennell. Your line is open.

P. Pennell	Yes, some of my questions have already been asked, but at this point I’m trying to square the press release that came out of the SRC with the fact that now there appears to be a potential proxy war going on with regard to board seats for one of your almost 20% shareholders, it sounds like. So I’m curious as to whether or not the recommendations that have come out of the board are, in fact, representative of all shareholders and why, if the letter that went out which alluded to recommendations or at least requests that were made back in the fourth quarter, have you guys decided not to deal with that at this point?

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M. Berry

Philip, this is Mike Berry, let me take that. I think you should carve those things apart. The proxy notice that came out yesterday from one of our shareholders, again, we would never speak for the folks at Q Investments, but if you read that, that is simply, as we read it, a continuation of the announcement they put out on January 2nd. They did nominate two individuals for the slate of the board, the company did announce that two of the board members would not be seeking re-election at this spring’s shareholder meeting, Q Investments did nominate two individuals. The release yesterday said that they were disappointed that the company had not also agreed to those, and then based on the timeframes between now and the shareholder meeting, they simply needed to move down the path in terms of the proxy solicitation. So that would be our answer to that, and again, we would not speak for the folks at Q.

P. Pennell	Right, no, I understand that. So are you saying that basically it’s a fait accompli with regard to their board nominations? And I guess what I’m trying to figure out here is, obviously, you’ve got the strategic review process ongoing, and you don’t need any additional headaches or unanswered questions at a point in time where, if you decided, let’s say, for example, to sell the Company, it doesn’t really matter in terms of board nominations, but if you have a process that decides we’re not going to sell the Company, we’re going to go in this direction, then you need to have, I would think, the board as it should be set up ongoing to then lead the Company through that process. I’m just trying to understand the timing.

M. Berry	Certainly, from a timing perspective, Phil, the board has a nominating and governance committee that is taking a look at all the available candidates including the two individuals nominated by Q. They are continuing to go through that process. They will, as appropriate, make their recommendation to the shareholders at the appropriate time. If other things occur between now and then, they’ll certainly have to take that into account, but it would be probably not appropriate for us to speculate on how those two may or may not intersect. That is the process they’re going through, and that’s where we are today, heading into the meeting scheduled in May.

P. Pennell	So you’re basically saying, if I read between the lines correctly, that the vetting process is effectively ongoing and everybody’s going in the same

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direction. It’s just a question of getting from the point today to the point at some point in time this quarter.

M. Berry	I would agree with the last statement, that it’s just getting to that point and they are continuing down that process.

P. Pennell	Thanks.

M. Berry	Thank you.

Moderator	And next we’ll go to the line of Richard Mansouri. Your line is open.

R. Mansouri	Hello. Thank you, everyone. Just a comment, as you know, we’ve been shareholders for a little while, we’ve had some dialogue, and I want to thank everyone for their efforts and appreciate what you guys are trying to do on the operational front. I think that operational performance has certainly improved in the last year, and I know everyone’s trying to ultimately enhance value, and so I’m not going to ask questions specific to the strategic process because I understand you really can’t talk about it. The only comment that I would make is, and again, this is not taking anything away from the Company because you guys have done a good job in terms of being a pioneer in supply chain management, but in this environment, if one of your alternatives is the sale of the Company or sale of the operating business, from our vantage point, we think that you should strongly consider that because the competitive environment isn’t getting any easier. One-product companies are getting marginalized, and again, our concern is the stock price and maximizing value. So again, I understand that there are a variety of options out there, but if there are credible bids for the Company or the operating business, we strongly believe that you guys should give strong consideration to that.

M. Berry	We very much appreciate that feedback.

P. Chatterjee	Thank you for your comment.

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R. Mansouri	Thanks, everyone.

Moderator	And we’ll go back to the line of James Friedman. Your line is open.

J. Friedman	Hello, thanks. I wanted to ask, following up with regard to Sanjiv Sidhu’s current role. Does Sanjiv have any role in the SRC process?

M. Berry	Welcome back, Jamie. The SRC is made up of three independent board members of which he is not one of those individuals.

J. Friedman	So what is his current role at the Company?

P. Chatterjee	He’s the chairman of the Company and the founder of the Company.

J. Friedman	And if that were to have changed, even recently with the board meeting, maybe Tom Ward could explain this, but what are the mechanics of announcing something of that effect?

M. Berry	If there was a significant change in the management or the operations of the Company that the board and the Company felt needed to be disclosed, we would most certainly do that. Sanjiv is the chairman. He is a wonderful ambassador of the Company. We have said in previous calls that he does continue to have customer contact. He is great with customers, and again, is a great evangelist of the Company, and that is the role that he has continued in.

J. Friedman	But he has no other role above and beyond that of any board member with regard to the potential disposition of this company?

M. Berry	No, sir. He is just one of the board members like the other ones.

J. Friedman	Thank you.

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M. Berry	Thank you.

Moderator	And we’ll go to the line of Trish Grady. Your line is open.

T. Grady	My question has just been asked, so thank you very much.

M. Berry	Thanks, Trish.

Moderator	And we’ll go to the line of James Basch. Your line is open.

J. Basch	My two questions have been asked and not answered, so I’ll pass.

Moderator	Then we’ll go to the line of Gregg Speicher. Your line is open.

G. Speicher	Good morning, gentlemen.

M. Berry	Good morning, Gregg.

G. Speicher	So in terms of the Q4 service revenue, should we model that bouncing back to the mid-level quarters of last year or do you think we set a new, lower target for services?

M. Berry	I don’t know if it’s fair to say that we set a new low. Services revenue really depends on a couple different things. Clearly, Gregg, there is some seasonality, as you know, to the services revenue, the achievement of the milestones, or the percentage of completion matters quite a bit as well, so we did see some good growth. Again, we were disappointed with it dropping down, and I guess what I’d point you back to is our overall comment about reasonably comparable as we go into the year.

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P. Chatterjee	One of the things that you should take away from the bookings in the fourth quarter is that some of the bookings were longer term services, so not all of that is short term turning into revenue.

G. Speicher	In terms of the selling environment, do you care to go into a little bit more detail on that nice bookings number? Was it more of a big Q4 budget flush, which drained the pipeline, or do you still think there’s a lot of people who just need your software? Some of the customers I talked to, they’re taking their operations internationally, so they need a global platform. How would you characterize the pipeline coming out of this?

P. Chatterjee	I would characterize the supply chain market as something that, we are seeing people needing more and more solutions because the supply chains are changing. As you said, there’s international operations, there’s lots of off-shoring, outsourcing, that requires a different kind of supply chain. There’s short life cycles that occur of products that require a different kind of supply chain. So as we focus intensely on our customers, we’re actually seeing that they are more eager to get us to help. As we’ve said, we do have a continuing good pipeline for the first quarters, it wasn’t flushing everything in the pipeline, but what I would characterize this as is our intense focus on our customers is actually unearthing a lot more opportunities where they are actually asking for our help now that we’ve put people focusing on these accounts.

G. Speicher	Thank you very much.

M. Berry	Thank you. Operator, we have another caller with a question?

Moderator	Yes, one moment please. Okay, now we’ll take a question from Pat Walravens. Please go ahead.

P. Walravens	Thank you. On your guidance for Q1, so last year it was $0.16, right? Are we talking about above or below $0.16?

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M. Berry	Welcome back, Pat. The non-GAAP number in Q1 was $0.16, we’ve said reasonably comparable to operating revenue and non-GAAP, and again, I would like to note, just keep in mind how darn sensitive the earnings per share is because $260,000 is one penny. So we said, in general, reasonably comparable to those numbers.

P. Walravens	Right, but then you gave another caveat. I’m just wondering is that positive or negative?

M. Berry	What caveat?

P. Walravens	Didn’t you talk about another expense that’s different?

M. Berry	Oh, well, what we talked about, here’s the things to keep in mind going into Q1 is that we did have a litigation credit in Q4 that, when you take a look at Q4 to Q1, you need to add back, and that was about a million dollars. Keep in mind payroll taxes, the FICA taxes kick back in in Q1 from fourth quarter and that can be a significant amount of money, a million plus. You didn’t ask but I will tell you anyway so we get it out, the spending on the patent litigation was around a half a million in Q4. We expect that to approximately double in Q1, that’s going to go up, so you have those increases going into Q1, so take those into account please as you take a look at the numbers.

P. Walravens	Alright, so you’re saying including all those things, it’s still around $0.16 or are you saying those things should reduce the $0.16?

M. Berry	We’re saying all of those things are implied in the reasonably comparable.

P. Walravens	And then where are we on the, have there been any developments on the SAP lawsuit?

M. Berry	We’re all just working feverishly towards the Markman hearing on April 30th.

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P. Walravens	Alright, thanks guys.

M. Berry	Thank you.

Moderator	And our next question comes from the line of Jeffrey Meyers. Please go ahead.

J. Meyers	Great. Thanks guys. So my question is you guys did $82 million in bookings in Q4 and I guess you’re sort of implying low 60s revenue for Q1. When do we start seeing higher revenue based on the higher bookings?

M. Berry	Jeffrey, it’s Mike Berry. As Pallab talked about, we had very good bookings in Q4, keep in mind that there was at least one multi-year renewal. The services as well as some of the Software Solutions will be longer term, we’ve always said publicly anywhere from six months to nine months, so you’ll see that roll out. Hopefully the continued momentum in bookings will start to show itself in revenue as we go through 2008.

J. Meyers	Thanks.

M. Berry	Thank you.

Moderator	And our next question comes from the line of Phillip Pennell. Please go ahead.

P. Pennell

Yes, I just had one follow up. Given Richard’s comments earlier about a potential sale of the Company if a buyer existed and his sentiment for expressing a favorable opinion on that, I would echo that. I just wanted to get one, relating back to what I had asked before, one confirmation that you guys don’t intend to fight a proxy that would potentially screw up a sale if it existed. Obviously, you don’t want to have something like that

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going on when you’re involved in this SRC process, so I just wanted to get confirmation of that.

M. Berry	We would never confirm what the board or the SRC will ultimately land on. The nominating and governance committee, again, is taking a look at that slate of candidates and I think it’s fair to say they understand all the dynamics that can work on this one, Phillip.

P. Pennell	Okay, fair enough.

M. Berry	Thanks for your question.

Moderator	There are no additional questions in queue. Please continue.

P. Chatterjee	Okay, I’d like to wrap up this session. Thank you very much for coming and attending our earnings call and spending the time with us.

M. Berry	Thank you very much.

Moderator

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That does conclude our conference for today. Thank you for your participation and for using AT&T Executive TeleConference Service. You may now disconnect.